Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. EXPECTS TO EXCEED

SECOND QUARTER FISCAL 2012 GUIDANCE

~ Comparable Store Sales Expected to be Up Slightly ~

~ Gross Margin Expected to Expand between 400 and 500 Basis Points ~

~Operating Loss Projected to Narrow Significantly from LY ~

New York, New York — July 12, 2012 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 537 retail stores in operation, today announced that based on quarter-to-date performance and expectations for the balance of the quarter it expects to exceed second quarter fiscal 2012 guidance.

The Company currently expects results for the second quarter ending July 28, 2012 to reflect the following:

•                  Comparable store sales to be up slightly with quarter-end store count reflecting six fewer stores in operation compared to the second quarter of fiscal year 2011.

•                  Gross margin to increase between 400 and 500 basis points from the prior year’s second quarter rate primarily driven by improved product costs combined with reductions in buying and occupancy expenses.

•                  Selling, general and administrative expenses as a percentage of net sales to increase approximately 100 basis points versus the prior year’s second quarter reflecting investments in marketing, increases in variable based compensation, and incremental spending necessary to support the Company’s growing eCommerce and Outlet businesses.

•                  Operating loss to be in the range of $5 million to $7 million versus an operating loss of $15.1 million in the year-ago period.

•                  Total quarter-end inventories are expected to be down slightly versus the prior year.  Inventory per average store is expected to be approximately flat to last year.

Gregory Scott, New York & Company’s CEO, stated:  “We are encouraged by our second quarter performance to date which reflects strong product acceptance across our summer assortments, particularly during the Mother’s Day period, and continued progress on our strategic initiatives.  As a result, we expect to significantly narrow our second quarter operating loss from last year.”

The Company continues to cite its six keys to success as its drivers toward improved fiscal 2012 results.  These include:  maximizing sales and profitability particularly during peak traffic times of the year; increasing its marketing efforts to grow traffic in stores and on-line; maintaining dominance in wear-to-work, while redefining its casual assortment; improving average unit cost; optimizing its real estate portfolio; and expanding its growing eCommerce and Outlet businesses.

Further commentary on second quarter results and the Company’s outlook for the third quarter will be provided as part of the Company’s regularly scheduled second quarter earnings release and conference call during the third week of August 2012.

About New York & Company, Inc.

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile—all at an amazing value. The Company’s proprietary branded New York & Company® merchandise is sold exclusively through its national network of retail stores and eCommerce store at www.nyandcompany.com. The Company currently operates 537 retail stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Note on Comparable Store Sales

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store are included in comparable store sales.

Forward-looking Statements

This press release contains certain forward looking statements within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include second quarter fiscal 2012 guidance and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the performance of the Company’s business for the remainder of its fiscal 2012 second quarter ending July 28, 2012; (ii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iii) changes in the cost of raw materials, distribution services or labor; (iv) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (v) the Company’s ability to open and operate stores successfully; (vi) seasonal fluctuations in the Company’s business; (vii) the Company’s ability to anticipate and respond to fashion trends; (viii) the Company’s dependence on mall traffic for its sales; (ix) competition in the Company’s market, including promotional and pricing competition; (x) the Company’s ability to retain, recruit and train key personnel; (xi) the Company’s reliance on third parties to manage some aspects of its business; (xii) the Company’s reliance on foreign sources of production; (xiii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor Contact:

ICR, Inc.

(203) 682-8225

Allison Malkin